As filed with the Securities and Exchange Commission on November 10, 2016

Registration No. 333-132657

Registration No. 333-158058

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-132657

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-158058

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL INTERSTATE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-1607394 (IRS Employer Identification Number)

3250 Interstate Drive

Richfield, Ohio 44286-9000

(330) 659-8900
(Address of Registrant’s Principal Executive Offices)

Arthur J. Gonzales

Senior Vice President, General Counsel and Secretary

Richfield, Ohio 44286-9000

(330) 659-8900

(Name, Address and Telephone Number, Including Area Code,
of Agent for Service of Process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Approximate date of proposed sale to the public: Not applicable. This post-effective amendment deregisters those common shares that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to (i) the Registration Statement on Form S-3 (File No. 333-132657) previously filed by National Interstate Corporation, an Ohio corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on March 23, 2006, which registered 13,280,000 common shares, par value $0.01 per share, of the Company (the “Common Shares”) and (ii) the Registration Statement on Form S-3 (File No. 333-158058) previously filed by the Company with the SEC on March 17, 2009, which registered 12,530,000 Common Shares (clause (i) and (ii) together, the “Registration Statements”).

On November 10, 2016, the Company completed the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated July 25, 2016, by and among Great American Insurance Company, an Ohio corporation (“Parent”), GAIC Alloy, Inc., an Ohio corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, as amended by Amendment No. 1, dated as of August 15, 2016 (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, the separate corporate existence of Merger Sub ceased and the Company continued its corporate existence as the surviving corporation in the Merger with Parent owning 100% of the equity interests of the Company.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any Common Shares which remain unsold at the termination of the offering, the Company is filing these Post Effective Amendments to the Registration Statements to amend the Registration Statements, and such Registration Statements are hereby amended such that all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof, if any, are removed and withdrawn from registration.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Richfield, State of Ohio, on this 10th day of November, 2016. The following person is signing these Post-Effective Amendments to the Registration Statements on behalf of the Registrant in reliance upon Rule 478 promulgated under the Securities Act of 1933.

Date: November 10, 2016	NATIONAL INTERSTATE CORPORATION

	By:	/s/ Arthur J. Gonzales
		Name:	Arthur J. Gonzales
		Title:	Senior Vice President, General Counsel and Secretary